2 Bethesda Metro Center, Suite 1530, Bethesda, MD 20814
T: (240) 507-1300, F: (240) 396-5626
www.pebblebrookhotels.com

News Release

PEBBLEBROOK HOTEL TRUST COMPLETES $50.0 MILLION, 3.90 PERCENT, SECURED DEBT FINANCING

BETHESDA, MD, MAY 21, 2012 -- Pebblebrook Hotel Trust (NYSE: PEB) (the “Company”) today announced that it has successfully executed a new $50.0 million non-recourse, secured loan with PNC Bank, N.A. at a fixed annual interest rate of 3.90 percent. The loan has a term of five years and is secured by a first mortgage on the Company’s 306-room Hotel Sofitel Philadelphia in Philadelphia, Pennsylvania. Proceeds from the loan will be used to pay down the outstanding balance on the Company’s credit facility, to fund future acquisitions and for general business purposes.

“We are thrilled with the completion of this debt financing and our ability to access the debt markets at historically attractive terms,” said Raymond D. Martz, Chief Financial Officer for Pebblebrook Hotel Trust. “Our balance sheet is very strong and we continue to be well capitalized to take advantage of acquisition opportunities in the marketplace.”

Following the application of proceeds from the Hotel Sofitel Philadelphia refinancing, the Company has $261.0 million in consolidated debt and $280.6 million in unconsolidated, non-recourse debt at weighted average interest rates of 4.6 percent and 3.2 percent, respectively. The Company has no outstanding balance on its $200.0 million senior unsecured credit facility. The Company has approximately $58.8 million of consolidated cash, cash equivalents and restricted cash and approximately $19.1 million of unconsolidated cash, cash equivalents and restricted cash. The unconsolidated debt, cash, cash equivalents and restricted cash amounts represent the Company’s 49 percent pro rata interest in the Company’s Manhattan Collection portfolio, a joint venture with affiliates of Denihan Hospitality Group that owns six upper upscale hotels in Manhattan, New York.

About Pebblebrook Hotel Trust

Pebblebrook Hotel Trust (NYSE: PEB) is a publicly traded real estate investment trust (“REIT”) organized to opportunistically acquire and invest primarily in upper upscale, full service hotels located in urban markets in major gateway cities. The Company owns 21 hotels, comprised of 15 wholly owned hotels, with a total of 3,920 guest rooms and a 49 percent joint venture interest in six hotels with 1,733 guest rooms. The Company owns, or has an ownership interest in, hotels located in nine states and the District of Columbia, including 14 markets: San Diego, California; San Francisco, California; Santa Monica, California; West Hollywood, California; Washington, DC; Miami, Florida; Buckhead, Georgia; Bethesda, Maryland; Boston, Massachusetts; Minneapolis, Minnesota; New York, New York; Philadelphia, Pennsylvania; Columbia River Gorge, Washington; and Seattle, Washington. For more information, please visit www.pebblebrookhotels.com.

This press release contains certain “forward-looking statements” made pursuant to the safe harbor provisions of the Private Securities Reform Act of 1995, including with regard to the anticipated use of proceeds. Forward-looking statements are generally identifiable by use of forward-looking terminology such as “may,” “will,” “should,” “potential,” “intend,” “expect,” “seek,” “anticipate,” “estimate,” “approximately,” “believe,” “could,” “project,” “predict,” “forecast,” “continue,” “assume,” “plan,” references to “outlook” or other similar words or expressions. Forward-looking statements are based on certain assumptions and can include future expectations, future plans and strategies, financial and operating projections and forecasts and other forward-looking information and estimates. No assurance can be given that the net proceeds of the offering will be used as indicated. These forward-looking statements are subject to various risks and uncertainties, many of which are beyond the Company’s control, which could cause actual results to differ materially from such statements. These risks and uncertainties include, but are not limited to, the state of the U.S. economy and the supply of hotel properties, and other factors as are described in greater detail in the Company’s filings with the Securities and Exchange Commission, including, without limitation, the Company’s Annual Report on Form 10-K for the year ended December 31, 2011.

For further information about the Company’s business and financial results, please refer to the “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and “Risk Factors” sections of the Company’s SEC filings, including, but not limited to, its Annual Report on Form 10-K and Quarterly Reports on Form 10-Q, copies of which may be obtained at the Investor Relations section of the Company’s website at www.pebblebrookhotels.com.

All information in this release is as of May 21, 2012. Except as required by law, the Company undertakes no duty to update the statements in this release to conform the forward-looking statements to actual results or changes in the Company’s expectations.

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Additional Contacts:

Raymond D. Martz, Chief Financial Officer, Pebblebrook Hotel Trust - (240) 507-1330

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www.pebblebrookhotels.com